Prospectus Supplement dated as of August 12, 2002               Rule 424(b)(3)
To Prospectus dated June 7, 2002                   Commission File No. 333-52414

                       Win or Lose Acquisition Corporation

                                  Common Stock

       12,600,000 shares to be issued by us in connection with a business combination; and 2,000,000 outstanding shares to be distributed by selling stockholders

         This Prospectus Supplement dated as of August 12, 2002 supplements and amends the Prospectus dated June 7, 2002 as follows and should be read in connection with the Prospectus:

       The section entitled, "Description of Securities," beginning on page 26 of the Prospectus is supplemented and amended to include the following additional information.

       We have retained Global Securities Transfer, Inc., Denver, Colorado to act as the transfer agent and registrar for our common stock. Our officers have delivered a total of 2,400,000 shares to the transfer agent, together with instructions that authorize the transfer agent to hold such shares in un-certificated form pending completion of the distribution described in our prospectus dated June 7, 2002.

       The section entitled, "Plan of Distribution," beginning on page 27 of the Prospectus is supplemented and amended to include the following additional information.

       Our officers completed the gift share distribution on August 2, 2002. Our officers distributed a total of 400,000 gift shares and 3,000 founders' shares to 806 individual donees selected by them. Each donee received 500 gift shares and will be subject to the resale restrictions described in our prospectus.

       Our officers have delivered instructions to the transfer agent with respect to the 400,000 gift shares and 3,000 founders' shares that were distributed to donees. The transfer agent will promptly issue stock certificates for the 403,000 shares that were distributed to donees and deliver the stock certificates to First Union National Bank, the escrow agent for our Rule 419 escrow. The stock certificates on deposit in the Rule 419 escrow will be held in trust for the sole benefit of the donees until the shares are either released from escrow or returned to our officers in compliance with Rule 419.

       At the date of this prospectus supplement, we have 810 stockholders, including our four officers and the 806 donees.